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                                                                EXHIBIT 23

                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
Bacou USA, Inc. and Subsidiaries


     We consent to incorporation by reference in the registration statement (333-09251) on Form S-8 of Bacou USA, Inc. of our reports dated February 14, 1997, relating to the consolidated balance sheets of Bacou USA, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the fiscal year ended December 31, 1996, for the five months ended December 31, 1995, and for the fiscal years ended July 31, 1995 and 1994, and the related schedule, which reports appear in the December 31, 1996 annual report on Form 10-K of Bacou USA, Inc.


                                                     KPMG PEAT MARWICK LLP


Providence, Rhode Island
March 26, 1997